                                                                    EXHIBIT 23.2

                       CONSENT OF INDEPENDENT ACCOUNTANTS


     We hereby consent to the use in the prospectus constituting part of this Registration Statement on Form S-1 of our report dated July 3, 1997 except as to
Note 14, which is as of September 16, 1997 relating to the consolidated financial statements of International Manufacturing Services, Inc., which appears in such Prospectus. We also consent to the application of such report to the Financial Statement Schedule for the year ended April 30, 1997 listed under
Item 16(b) of this Registration Statement when such schedule is read in conjunction with the consolidated financial statements referred to in our report. The audit referred to in such report also included this schedule. We also consent to the reference to us under the heading "Experts" in such Prospectus.

PRICE WATERHOUSE LLP


San Jose, California
October 3, 1997